CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

SERVICE AGREEMENT

This Agreement is entered into effective as of the 11th day of October, 2023, by and between FIDELITY INVESTMENTS INSTITUTIONAL OPERATIONS COMPANY LLC (“FIIOC”) and NATIONWIDE INVESTMENT SERVICES CORPORATION (“Company”). The parties agree that this Agreement shall terminate and supersede any and all prior Service Agreements, including the Amended and Restated Service Agreement dated April 1, 2002, by and between Fidelity Investments Institutional Operations Company and Nationwide Financial Services, Inc., as amended, and the Service Agreement dated November 10, 2010, by and between Fidelity Investments Institutional Operations Company and Jefferson National Life Insurance Company, as amended.

WHEREAS, FIIOC provides transfer agency and other services to Fidelity’s Variable Insurance Products Fund, Variable Insurance Products Fund II, Variable Insurance Products Fund III, Variable Insurance Products Fund IV and Variable Insurance Products Fund V (collectively “Funds”); and

WHEREAS, the services provided by FIIOC on behalf of the Funds include responding to inquiries about the Funds, including the provision of information about the Funds’ investment objectives, investment policies, portfolio holdings, etc.; and

WHEREAS, Company on behalf of its life insurance subsidiaries listed on Exhibit A (together “Affiliates”) holds shares of the Funds in order to fund certain variable annuity contracts, group annuity contracts, and/or variable life insurance policies (“Products”), the beneficial interests in which are held by individuals, plan trustees, or others who look to Affiliates to provide information about the Funds similar to the information provided by FIIOC; and

WHEREAS, Affiliates and one or more of the Funds have entered into one or more Participation Agreements, under which the Company agrees not to provide information about the Funds except for information provided by the Funds or their designees; and

WHEREAS, FIIOC desire that Affiliates be able to respond to inquiries about the Funds from individual variable annuity owners, participants in group annuity contracts issued by the Afffiliates, and owners and participants under variable life insurance policies issued by the Affiliates, and prospective customers for any of the above; and

WHEREAS, FIIOC and Company recognize that Affiliates’ efforts in responding to customer inquiries will reduce the burden that such inquiries would place on FIIOC should such inquiries be directed to FIIOC.

NOW, THEREFORE, the parties do agree as follows:

1. Information to be Provided to Affiliates. FIIOC agrees to provide to Affiliates, on a periodic basis, directly or through a designee, information about the Funds’ investment objectives, investment policies, portfolio holdings, performance, etc. The content and format of such information shall be as FIIOC, in its sole discretion, shall choose. FIIOC may change the format and/or content of such informational reports, and the frequency with which such information is provided. For purposes of Section 4.2 of each of the Affiliates’ Participation Agreement(s) with the Funds, FIIOC represents that it is the designee of the Funds, and Affiliates may therefore use the information provided by FIIOC without seeking additional permission from the Funds.

2. Use of Information by Affiliates. Affiliates may use the information provided by FIIOC in communications to individuals, plan trustees, or others who have legal title or beneficial interest in the annuity or life insurance products issued by Affiliates, and to prospective purchasers of such products or beneficial interests thereunder. If such information is contained as part of larger pieces of sales literature, advertising, etc., such pieces shall be furnished for review to the Funds in accordance with the terms of the Affiliates’ Participation Agreements with the Funds. Nothing herein shall give Affiliates the right to expand upon, reformat or otherwise alter the information provided by FIIOC. Affiliates acknowledges that the information provided it by FIIOC may need to be supplemented with additional qualifying information, regulatory disclaimers, or other information before it may be conveyed to persons outside Affiliates. Notwithstanding the foregoing, Affiliates may identify the Funds in a list of funds available as underlying investment options to Products offered by Company.

3. Compensation to Company. In recognition of the fact that Company will cause Affiliates to respond to inquiries that otherwise would be handled by FIIOC, FIIOC agrees to pay Company a quarterly fee computed as follows:

At the close of each calendar quarter FIIOC will determine the Average Daily Assets held in the Funds by Affiliates. Average Daily Assets shall be the sum of the daily assets for each calendar day in the quarter divided by the number of calendar days in the quarter. The Average Daily Assets shall be multiplied by [***] ([***] basis points) and that sum shall be divided by four. The resulting number shall be the quarterly fee for that quarter.

Should any Participation Agreement(s) between Affililates and any Fund(s) be terminated effective before the last day of a quarter, Company shall be entitled to a fee for that portion of the quarter during which the Participation Agreement was still in effect, unless such termination is due to misconduct on the part of the Company. For such a stub quarter, Average Daily Assets shall be the sum of the daily assets for each calendar day in the quarter through and including the date of termination of the Participation Agreement(s), divided by the number of calendar days in that quarter for which the Participation Agreement was in effect. Such Average Daily Assets shall be multiplied by [***] ([***] basis points) and that number shall be multiplied by the number of days in such quarter that the Participation Agreement was in effect, then divided by three hundred sixty-five. The resulting number shall be the quarterly fee for the stub quarter.

4. Each party may disclose that it has entered into this Agreement. Further, each party may disclose the annual fees payable to Nationwide under this Agreement.

5. Termination. This Agreement may be terminated by Company at any time upon written notice to FIIOC. FIIOC may terminate this Agreement at any time upon thirty (30) days’ written notice to Company. FIIOC may terminate this Agreement immediately upon written notice to Company (1) if required by any applicable law or regulation, (2) if so required by action of the Fund(s) Board of Trustees, or (3) if Company engages in any material breach of this Agreement. This Agreement shall terminate immediately and automatically upon the termination of Affiliate’s Participation Agreement(s) with the Funds, and in such event no notice need be given hereunder. Notwithstanding a termination of this Agreement pursuant to any of the foregoing provisions of this section, this Agreement shall remain in force and in effect for so long as allocations to any or all of the Products remain invested in the Funds.

6. Applicable Law. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.

7. Assignment. This Agreement may not be assigned without the prior written consent of the parties, except that it shall be assigned automatically to any successor to FIIOC as the Funds’ transfer agent, and any such successor shall be bound by the terms of this Agreement.

IN WITNESS WHEREOF, the parties have set their hands as of the date first written above.

FIDELITY INVESTMENTS INSTITUTIONAL OPERATIONS COMPANY LLC

By:	/s/ Brian Field
Name:	Brian Field
Title:	Vice President

NATIONWIDE INVESTMENT SERVICES CORPORATION

By:	/s/ Leland W. Cummings
Leland W. Cummings
VP, Head of Fund Operations

EXHIBIT A

Subsidiary Life Insurance Companies

Nationwide Life Insurance Company

Nationwide Life and Annuity Insurance Company

Jefferson National Life Insurance Company

Jefferson National Life Insurance Company of New York